Exhibit 17.1

January 18, 2008

Mr. Eddie D. Austin, Jr.
Chairman and CEO
Systems Management Solutions, Inc.

Dear Mr. Austin:

Please accept this letter as notice of my resignation as an officer of Systems Management Solutions, Inc. effective today, January 18, 2008.

Sincerely yours,

/s/ Jim Karlak